UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2008 (May 14, 2008)

IASIS HEALTHCARE LLC
(Exact name of registrant as specified in its charter)

Delaware	333-117362	20-1150104
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Seaboard Lane, Building E Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 844-2747

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

IASIS Healthcare LLC (“IASIS”) announced publicly on May 14, 2008 that Health Choice Arizona, Inc. (“Health Choice”), IASIS’ prepaid Medicaid and Medicare managed health plan in Phoenix, Arizona, learned on May 13, 2008 that the Arizona Health Care Cost Containment System (“AHCCCS”), the state agency that administers Arizona’s Medicaid program, had awarded Health Choice a new contract (the “New Contract”) to service Arizona Medicaid members for the three-year period commencing October 1, 2008. Health Choice’s current contract with AHCCCS expires September 30, 2008. See Exhibit 99.1 to this report for a copy of IASIS’ press release in respect of this matter, the contents of which are hereby incorporated by reference into this report as if fully set forth herein.

Health Choice learned of this contract award through receipt of a letter (the “2008 Award Letter”) addressed to it from Michael Veit, Contracts and Purchasing Administrator of AHCCCS, dated May 13, 2008, a copy of which is attached as Exhibit 10.1 to this report, with its contents being incorporated herein by reference as if fully set forth herein. To effectuate its initial execution of the New Contract, Health Choice countersigned the 2008 Award Letter and returned it to AHCCCS on May 14, 2008.

As stated above, the initial term of the New Contract is three years. AHCCCS has the option to renew the New Contract for two additional one-year periods. The New Contract is terminable without cause on 90 days’ written notice from AHCCCS or for cause upon written notice from AHCCCS if Health Choice fails to comply with any term or condition of the New Contract or fails to take corrective action as required to comply with the terms of the New Contract. AHCCCS may also terminate the New Contract with Health Choice in the event of unavailability of state or federal funding. The New Contract covers Medicaid members in the following Arizona counties: Apache, Coconino, Maricopa, Mohave, Navajo and Pima counties, which are counties covered by Health Choice’s existing contract, as well as Yuma, La Paz and Santa Cruz counties, which are new counties awarded to Health Choice in the recent bid process. AHCCCS has designated these nine counties as being in the following geographic service areas (“GSA” or “GSAs”) in the State of Arizona: GSA 2 (Yuma and La Paz); GSA 4 (Apache, Coconino, Mohave and Navajo); GSA 10 (Pima and Santa Cruz); and GSA 12 (Maricopa).

The New Contract requires Health Choice to arrange for healthcare services for enrolled Medicaid members (in the nine Arizona counties identified above) in exchange for fixed periodic capitation payments and supplemental payments from AHCCCS. Health Choice in turn subcontracts with physicians, hospitals and other healthcare providers to provide these services to its members in these Arizona counties. These healthcare services are required to be provided regardless of the actual costs incurred by Health Choice to provide these services. Additionally, under the New Contract, Health Choice will receive from AHCCCS reinsurance and other supplemental payments to cover certain costs of healthcare services that exceed certain thresholds.

The capitation rates under the New Contract are set annually by AHCCCS, although for the contract year commencing October 1, 2008, Health Choice engaged in a bidding process with AHCCCS in respect of the capitation payments for this initial one-year period. In the 2008 Award Letter, AHCCCS awarded Health Choice the following monthly capitation rates for the initial contract year for the New Contract:

GSA	GSA Counties	<1	1-13	14-44F	14-44M	45+	SSI W	SSI W/O	NonMed
2	Yuma, La Paz	424.89	107.10	206.57	118.05	363.19	182.43	682.83	433.62
4	Apache, Coconino,	451.00	112.42	272.47	157.98	403.42	163.82	752.50	555.21
	Mohave, Navajo
10	Pima, Santa Cruz	425.78	102.21	232.79	127.14	393.08	147.77	717.65	474.11
12	Maricopa	528.43	116.19	240.69	149.07	406.55	159.00	719.63	595.71

The above monthly capitation rates awarded to Health Choice for the initial contract year are based upon reinsurance deductible and coinsurance levels as prescribed by AHCCCS in the bidding process for the new contracts effective October 1, 2008. However, under AHCCCS rules, health plans with statewide enrollment meeting certain specified levels prescribed by AHCCCS (like Health Choice) have the option to elect varying deductible levels that may have an impact on the dollar amount of the awarded capitation rates. Thus, prior to the commencement of the New Contract on October 1, 2008, Health Choice will have the option to elect a different reinsurance deductible level than the deductible levels which were included in its awarded capitation rates set forth above. If Health Choice uses this option, the above capitation rates will be appropriately adjusted by AHCCCS and communicated to Health Choice.

During the bidding process for the New Contract, AHCCCS informed its bidders, including Health Choice, that AHCCCS anticipates utilizing for the first time in its contracts effective October 1, 2008 (which includes the New Contract) a national episodic/diagnostic risk adjustment model that will be applied to health plan specific capitation rates for all non-reconciled risk groups, with further new methodology details to be shared with the bidders (including Health Choice) prior to its implementation. AHCCCS also informed the bidders, including Health Choice, the following about this new model for capitation rate adjustments: (1) for the first year of the New Contract, AHCCCS will apply approximately 80% of the new capitation rate risk adjustment factor and (2) effective October 1, 2009, AHCCCS will apply the full impact of this new model to the capitation rates. IASIS and Health Choice do not have sufficient information at the current time to estimate the financial impact the new capitation rate risk adjustment factor will most likely have on future results of operations or cash flows.

As to the enrollment of members in Health Choice, the New Contract provides that the exclusive authority to enroll and disenroll members resides with AHCCCS, although Health Choice may request AHCCCS to change a member’s enrollment at any time in accordance with AHCCCS enrollment policies. However, under the New Contract, Health Choice agrees not to request disenrollment because of an adverse change in the member’s health status or because of the member’s utilization of medical services, diminished mental capacity or uncooperative or disruptive behavior resulting from the member’s special needs.

Health Choice has agreed in the New Contract to provide to its members covered services constituting a full range of customary managed care health services, provided the services must be medically necessary and cost effective. Except for annual well women exams, behavioral health and children’s dental services, covered services under the New Contract must be provided by or coordinated with a primary care provider.

Under the New Contract, Health Choice has covenanted to have in place the organizational, operational, managerial and administrative systems capable of fulfilling all requirements in the New Contract and its attachments including, without limitation, established quality management and performance improvement processes to improve the quality of care provided to its members; processes to assess, plan, implement and evaluate appropriate medical management activities; a written grievance system for its contracted and non-contracted providers and members that defines their rights regarding disputed matters with Health Choice; a provider network to support a medical home for its members and sufficient to provide all covered services to members in a prompt and reasonably accessible manner, with emergency medical care being required to be provided to members on a 24-hours-a-day, 7-days-a-week basis.

Under the New Contract Health Choice will be required to provide AHCCCS with a performance surety bond or bonds to guarantee (1) Health Choice’s obligations to its providers of the healthcare services and (2) its obligations under the New Contract. Under its current contract with AHCCCS (which expires September 30, 2008) the aggregate amount of the performance guaranty it has provided to AHCCCS is $25.6 million, in the form of a $20.6 million letter of credit and maintenance of a $5.0 million minimum cash balance. Under the New Contract, AHCCCS may require that the aggregate amount of Health Choice’s performance guaranty be increased since the amount is based upon Health Choice’s membership and the total capitation payments received by Health Choice.

Any merger, reorganization or change in ownership of Health Choice requires the prior approval of AHCCCS, and AHCCCS may terminate the New Contract if it determines that the proposed change of ownership is not in the best interests of the State of Arizona. The New Contract also provides that AHCCCS will not permit one organization to own or manage more than one AHCCCS managed care contract to service Arizona Medicaid members in the same GSA.

In addition to suspending or terminating the New Contract, under the New Contract AHCCCS may impose substantial monetary sanctions upon Health Choice for, among other failures and events, its substantial failure to provide medically necessary services required under the New Contract; material deficiencies in Health Choice’s provider network; its failure to meet quality of care and quality management requirements; and its failure to comply with any provision in the New Contract and all policies referenced in the New Contract.

Under the New Contract, Health Choice has agreed to indemnify the State of Arizona, all subdivisions thereof and AHCCCS and hold them harmless with respect to all claims, costs and expenses (including attorney’s fees) related to all matters arising as a result of Health Choice entering into the New Contract, except for any claims, costs and expenses arising out of bodily injury or property damage caused by the act or negligence of AHCCCS (for which AHCCCS has agreed to indemnify Health Choice).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter dated May 13, 2008, from AHCCCS to Health Choice Arizona, Inc., countersigned by Health Choice Arizona, Inc. on May 14, 2008.
99.1	Press Release dated May 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IASIS HEALTHCARE LLC

Date: May 20, 2008

By: /s/ John M. Doyle
John M. Doyle
Chief Accounting Officer

EXHIBIT INDEX

10.1	Letter dated May 13, 2008, from AHCCCS to Health Choice Arizona, Inc., countersigned by Health Choice Arizona, Inc. on May 14, 2008.
99.1	Press Release dated May 14, 2008.